Exhibit 10.1
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
PINNACLE WEST CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN
     THIS AWARD AGREEMENT is made and entered into as of                      (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                          (“Employee”).
BACKGROUND
A.	The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “Plan”), pursuant to which Restricted Stock Units may be granted to employees of the Company and its Subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee Restricted Stock Units under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.	Grant of Award. Pursuant to action of the Committee, which was taken on the Date of Grant, the Company grants to Employee ___(___) Restricted Stock Units and Dividend Equivalents based on the dividends declared on the shares of Stock to which such Restricted Stock Units relate.

2.	Award Subject to Plan. This Restricted Stock Unit Award is granted under and is expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.

3.	Vesting of Restricted Stock Units. The Restricted Stock Units granted hereunder will vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement on ___ “Vesting Dates” as follows:
[To be determined]
     In addition, the Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement upon

Employee’s Retirement. For purposes of this Award Agreement, “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan.
     For avoidance of doubt, no acceleration of vesting of the Restricted Stock Units will occur on a Change of Control of the Company.
4.	Payment.
(a)	Time and Form of Payment. Subject to the provisions of this Award Agreement and the Plan, when a Restricted Stock Unit vests on one of the Vesting Dates set forth in clauses (a), (b), (c) or (d) of Section 3 above, the Company shall transfer to Employee in exchange for such Restricted Stock Unit either one unrestricted, fully transferable share of Stock or a cash payment equal to the Fair Market Value of one share of Stock determined as of the Vesting Date on which such Restricted Stock Unit vests. If a Restricted Stock Unit vests prior to the applicable Vesting Date due to Employee’s Retirement, the transfer or payment will be deferred until the applicable Vesting Date. If no prices are reported for a particular Vesting Date, the Fair Market Value shall be determined as of the next preceding day for which prices were reported. The transfer or payment shall be made within 90 days of the applicable Vesting Date.

(b)	Election of Form of Payment. Within 30 days after the Date of Grant, Employee must elect to receive payment for Employee’s vested Restricted Stock Units in cash or in fully transferable shares of Stock by completing and returning to the Company the election form attached to this Agreement. In the absence of a timely election by Employee, Employee will receive payment for the vested Restricted Stock Units in fully transferable shares of Stock.

(c)	Dividend Equivalents. In satisfaction of the Dividend Equivalent Award made pursuant to Section 1, at the time of the Company’s delivery of any cash payment or fully transferable shares of Stock to Employee pursuant to Section 4(a), the Company also will deliver to Employee a cash payment equal to the amount of dividends, if any, that Employee would have received if Employee had directly owned the Stock to which the Restricted Stock Units relate from the Date of Grant to the date of the payment, plus interest on such amount at the rate of ___ percent compounded quarterly, as determined pursuant to the Plan.
5.	Termination of Award. Except as otherwise provided in Section 3 with respect to Employee’s Retirement, in the event of the termination of Employee’s active employment with the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, death, disability or otherwise, Employee’s right to receive and/or vest in any additional Restricted Stock Units under the Plan, if any, will terminate. Any unvested Restricted Stock Units and the related Dividend Equivalents will be forfeited effective as of the date that Employee terminates active employment with the Company or any of its Subsidiaries.

6.	Section 409A Compliance.
(a)	Purpose of this Provision. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation” plans and arrangements. Based on regulations issued by the Internal Revenue Service, the Company has concluded that this Award of Restricted Stock Units is subject to Section 409A. As a result, unless the Plan and this Award Agreement are administered to comply with the new rules, Employee will be required to pay an additional 20% tax (in addition to regular income taxes) on the compensation provided by this Award Agreement. In addition, under Section 409A additional interest will be payable.

(b)	Compliance with Section 409A. The Company intends to comply with Section 409A by assuring that all amounts to which Employee becomes entitled hereunder are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1-409A-3(a)(4). As a result, no payment or transfer shall be made to Employee prior to the applicable Vesting Date. The provisions of this Section 6(b) apply to all amounts due pursuant to this Award Agreement.

(c)	Miscellaneous Payment Provisions. If the Company fails to make a payment (including a transfer of Stock), either intentionally or unintentionally, within the period required by Section 4, but the payment is made within the same calendar year, it will be treated as made within the period required by Section 4 pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute in payments, payments can be delayed in accordance with Treas. Reg. §
1.409A-3(g).

(d)	Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Award Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(e)	No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the election described in Section 4(b).

(f)	Compliant Operation and Interpretation. The Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of the Award Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.
7.	Tax Withholding. Any and all payments made pursuant to this Award Agreement shall be subject to applicable tax withholding requirements and employment taxes. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all required federal, state, and local income and payroll tax withholding. Employee may satisfy any such tax withholding obligation by paying the amount in cash or by check. In the alternative, Employee may elect to have the Company withhold shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the withholding obligation. Within 30 days after the Date of Grant, Employee must elect, on the election form described in Section 4(b), to satisfy any tax withholding obligation by paying the amount in cash or by check or by having the Company withhold shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the withholding obligation. In the absence of a timely election by Employee, Employee’s tax withholding obligation will be satisfied through the Company’s withholding shares of Stock as set forth above.

8.	Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company.

9.	Voting Rights. Employee is not entitled to voting rights with respect to shares of Stock by virtue of this Award. If the Committee, in its discretion, issues Stock in settlement of Employee’s Restricted Stock Units, Employee will have voting rights with respect to such shares of Stock.

10.	Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

11.	Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. Employee will receive a copy of the Plan and the related Plan Prospectus. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

12.	Amendment. Except as otherwise provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and Employee.

13.	Choice of Law. This Award Agreement will be governed by the laws of the State of Arizona, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.
     An authorized representative of the Company has signed this Award Agreement as of the Date of Grant.

PINNACLE WEST CAPITAL CORPORATION

By:

Its:

Pinnacle West Capital Corporation
RESTRICTED STOCK UNIT AWARD
ELECTION FORM
INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#
1. PAYMENT ELECTION
In accordance with the terms of the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan and pursuant to Section 4(b) of the Award Agreement, I hereby elect to receive payment for the Restricted Stock Units that vest on the dates set forth below in the following form (place an “X” in the “Cash” column or in the “Stock” column for each of the years set forth below):

Vesting Date	Cash	Stock

	☐	☐

	☐	☐

	☐	☐

	☐	☐

Note: If you elected to receive payment in the form of Stock for any vested Restricted Stock Units, complete Section 2.
2. TAX WITHHOLDING ELECTION
If I elected above to receive payment in the form of Stock for any vested Restricted Stock Units, I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock in exchange for my Restricted Stock Units in the following form (place an “X” in the “Cash” column or in the “Stock” column):

Cash (I will write a check on the vesting date for my taxes that are due) ☐	Stock (The Company should withhold shares of my stock to cover my taxes) ☐

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE
IMPORTANT NOTE: Please complete and return this Election Form to                      at Mail Station